Exhibit 99.1

Message from the President

By Greg Serrao, President and CEO, American Dental Partners

On November 7, 2011, we shared with you important news about our company and its future when we announced American Dental Partners had entered into an agreement to be acquired by funds affiliated with JLL Partners, Inc. Upon closing of the transaction, ADPI will return to being a private company and will be partnered with an investor who believes in our core values and the strength of our team, affiliated dentists and practices.

I hope you’ve had a chance to read the letter I sent you when we announced the transaction as well as the FAQs designed to answer the questions that might be on your mind. Both of those documents can also be found on the ADPI Intranet. I believe that after reading those materials, you will share the confidence and excitement I have about the opportunities ahead of us.

JLL Partners shares many values with ADPI, and they share our dedication to investing in growth, with a long-term view on the future of our company. JLL Partners also has a great deal of respect for ADPI’s people, our achievements to date, our dedication to quality care and our culture. This respect extends to the way we operate our business, our current investment programs and leadership teams.

As a privately held company, and in partnership with an investor like JLL Partners, ADPI will be in the best position possible to continue to be singularly focused on our business and our people. I shared with you in my initial letter on November 7, and want to remind you again, that our culture and our commitment to team members have not changed through various phases of ADPI’s 15-year history, and the same is true in this transaction.

While we are limited in the information we can provide and discuss due to legal restraints associated with these types of transactions, please be sure to reach out to your manager if you have further questions.

Thank you for your collective commitment, and for making ADPI what it is today.